UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Rocket Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3475813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

430 East 29th Street, Suite 1040 New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-210585

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

On January 4, 2018, the registrant (formerly known as Inotek Pharmaceuticals Corporation, a Delaware corporation) changed its name to Rocket Pharmaceuticals, Inc. (the “Registrant”). The name change was made in connection with the closing of the transaction contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 12, 2017, by and among the Registrant, Rocket Pharmaceuticals, Ltd., a privately held biopharmaceutical company (“Rocket”), and Rome Merger Sub, a wholly owned subsidiary of the Registrant (the “Merger Subsidiary”), pursuant to which the Merger Subsidiary was merged with and into Rocket (the “Merger”) at the effective time of the Merger, with Rocket continuing after the Merger as the surviving company and a wholly owned subsidiary of the Registrant. Also on January 4, 2018, the Registrant implemented a reverse split of its issued and outstanding common stock at a ratio of one-for-four, such that every four shares of issued and outstanding common stock were combined into a single share of common stock, with fractions of shares being rounded down and the holders thereof being entitled to be paid in cash for the value of such fractional shares (the “Reverse Stock Split”).

The description under the heading “Description of Capital Stock” relating to the Registrant’s Common Stock, $0.01 par value per share, in the prospectus included in the Registrant’s Registration Statement on Form S-3 (File No. 333-210585) (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) is incorporated herein by reference. Any form of prospectus subsequently filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act that constitutes part of the Registration Statement shall be deemed to be incorporated herein by reference. The implementation of the Reverse Stock Split did not affect the Registrant’s authorized share capital, as set forth in the Registration Statement.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Seventh Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual report on Form 10-K (File No. 001-36829) filed on March 31, 2015).

3.2	Certificate of Amendment (Reverse Stock Split) to the Certificate of Incorporation of the Company, dated January 4, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K (File No. 001-36829) filed on January 5, 2018).

3.3	Certificate of Amendment (Name Change) to the Certificate of Incorporation of the Company, dated January 4, 2018 (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K (File No. 001-36829) filed on January 5, 2018).

3.4	Amended and Restated Bylaws of the Registrant.**

**	Filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Rocket Pharmaceuticals, Inc.

Dated: January 11, 2018	By:	/s/ Gaurav Shah
	Name:	Gaurav Shah
	Title:	President and Chief Executive Officer

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